                                 SCHEDULE 14A
                                (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                           SCHEDULE 14A INFORMATION
                   PROXY STATEMENT PURSUANT TO SECTION 14(a)
                     OF THE SECURITIES EXCHANGE ACT OF 1934
                              (AMENDMENT NO.______)

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              Rule 14a-6(e)(2))
        [   ] Definitive Proxy Statement
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        [   ] Soliciting Material Pursuant to Sec. 240.14a-11(c) or Sec.
              240.14a-12

                                  Shoney's, Inc.
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                 (Name of Registrant as Specified in its Charter)


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                  (Name of Person(s) Filing Proxy Statement, if
                             other than the Registrant)

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                      PRESS RELEASE OF SHONEY'S, INC.
                          DATED AUGUST 31, 2000

    SHONEY'S, INC. MAKES ANNOUNCEMENT REGARDING TENDER OFFER AND CONSENT SOLICITATION FOR LIQUID YIELD OPTION NOTES DUE 2004 AND 8-1/4% CONVERTIBLE
                     SUBORDINATED DEBENTURES DUE 2002

NASHVILLE, Tenn., August 31 /PRNewswire/ -- Shoney's, Inc. (OTC Bulletin
Board: SHOY) (the "Company") today made an announcement concerning its offer to purchase and solicitation of consents (the "Offer") with respect to its outstanding $177.36 million principal amount at maturity of its Liquid Yield Option Notes due 2004 (the "LYONs") and $51.56 million principal amount of its 8-1/4% Convertible Subordinated Debentures due 2002 (the "Debentures").

As of 11:00 a.m. on Thursday, August 31, 2000, the previously scheduled expiration date of the Offer, the Company had received tenders and consents with respect to $158.14 million aggregate principal amount at maturity of the LYONs and $45.88 million aggregate principal amount of the Debentures.

As previously announced, the Offer is subject to satisfaction of a number of significant conditions, including the receipt of necessary financing. As previously disclosed, the Company has received certain commitments for a portion of the necessary financing, including a best-efforts commitment to arrange up to $135 million of senior secured credit facilities for its Captain D's operations. The proposed Captain D's financing is subject to, among other things, the receipt of firm commitments from a syndicate of lenders.

As of 11:00 a.m. on Thursday, August 31, 2000, the previously scheduled expiration date of the Offer, the syndication of the proposed Captain D's financing had not been completed. In order to allow the syndication to proceed, the Offer is being extended for 24 hours. The Company expects to continue its discussions with prospective lenders during this period, although there can be no assurance that the syndication will be completed. As extended, the Offer will now expire at 11:00 a.m. on Friday, September 1, 2000. In the event that the syndication is unsuccessful, the financing condition will not be satisfied and the Offer will be terminated.

The complete terms and conditions of the Offer, all the other terms of which remain unchanged, are contained in the Company's Purchase Offer and Consent Solicitation Statement dated July 18, 2000. Copies of the Purchase Offer and Consent Solicitation Statement may be obtained from D.F. King & Co., Inc., the information agent, at 888-242-8157.

Banc of America Securities LLC is the exclusive dealer manager for the tender offer and consent solicitation. The depositary for the tender offer and consent solicitation is The Bank of New York. Additional information concerning the terms of the tender offer may be obtained by contacting Banc of America Securities LLC at 888-292-0070 (toll free) or 704-388-4813 (collect).

Headquartered in Nashville, Tennessee, Shoney's, Inc. owns, operates and franchises 1,084 restaurants in 28 states, including 617 Company-owned and 467 franchised restaurants, under the names: Shoney's Restaurants and Captain D's Seafood Restaurants.

Certain statements in this release are forward-looking statements. All forward-looking statements involve risks and uncertainties which, in many cases, are beyond the control of the Company and could cause actual results to differ materially. The Company undertakes no obligation to update any forward-looking statements, or to make any other forward looking statements, whether as a result of new information, future events or otherwise. Further information on factors which could affect the Company's financial results is contained in the Company's filings with the Securities and Exchange Commission, including the ability of management to implement successfully its strategy for improving Shoney's Restaurants performance, the ability to effect proposed financings upon terms that are satisfactory to the Company, the ability to effect asset sales consistent with the projected proceeds and timing expectations, the results of pending litigation, adequacy of management personnel resources, shortages of restaurant labor, commodity price increases, product shortages, adverse general economic conditions, turnover and a variety of other factors.

SOURCE  Shoney's, Inc.

/CONTACT: James M. Beltrame, Chief Financial Officer, Shoney's, Inc., 615-231-2214; or Andrew Karp, Managing Director, Banc of America Securities LLC, 704-388-4813, or 888-292-0070/